Exhibit 99.1

COMPANY CONTACTS
Russell Skibsted	Paul Arndt
SVP & Chief Business Officer	Manager, Investor Relations
949-788-6700x234	949-788-6700x216
SPECTRUM PHARMACEUTICALS ANNOUNCES THIRD QUARTER CORPORATE UPDATE AND PIPELINE REVIEW
•	Approximately $90 Million in Cash and Equivalents as of November 6, 2008

•	Signed Collaboration Agreement With Allergan, Inc. for Apaziquone (EOquin®) On October 28, 2008

•	FUSILEV™ Supplemental NDA for Colorectal Cancer Filed October 30, 2008

•	Received Unique, Product-Specific J-Code for FUSILEV™ on November 3, 2008
IRVINE, California — November 7, 2008 — Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI) today reported financial results for the third quarter ended September 30, 2008.
Shipments of FUSILEV for the period ended September 30, 2008 were approximately $140,000. Based on the Company’s revenue recognition policy, the Company has deferred the recognition of this revenue and related cost of goods sold until such time as it has a basis to reliably determine the amount of potential returns and other credits likely to offset the gross revenues. Based on the current approved indication for osteosarcoma and the size of the market, the Company anticipates the uptake of FUSILEV will continue to remain slow until such time it gets an approval for the use of FUSILEV in colorectal cancer, which is a significantly larger market.
On October 28, 2008, the Company entered into a License, Development, Supply and Distribution Agreement with Allergan, Inc. (NYSE: AGN) for apaziquone (EOquin®). Pursuant to the Collaboration Agreement, the Company received $41.5 million as an upfront payment. As a result, on November 6, 2008, the Company had cash and equivalents of approximately $90 million.
During the nine-month period ended September 30, 2008, net cash used in operations was approximately $2.8 million. During the third quarter of 2008, the Company posted a net loss of approximately $8.8 million, or ($0.28) per share. Research and development expenses were approximately $6.0 million. General and administrative expenses were approximately $3.1 million. These amounts are comparable to expenditures in the preceding quarter. As of November 6, 2008, approximately 31.8 million shares were issued and outstanding.
“Non-dilutive funding has always been a key focus of our strategy,” said Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals, Inc. “Six years ago this company had only a few basic assets and hardly any cash. Since then, we have enhanced and unlocked the value of those assets, resulting in part in generating more than $62 million in non-dilutive funding just this year alone. At the same time, we have been acquiring and developing other strategic assets. One is FUSILEV™, our first proprietary oncology drug, which was approved by the FDA earlier this year and launched recently. Another is apaziquone, which we acquired in 2001. Last week we signed a collaboration agreement with Allergan, which in addition to the up-front $41.5 million we received, could produce up to an additional $304 million in milestones plus royalties and profit-sharing. With the financial melt down all around us, and the difficulties in raising capital, we have approximately $90 million in cash, which we plan to invest cautiously and judiciously over the next years as we continue to build value in the company.”
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157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

Recent Highlights and Upcoming Milestones
•	Apaziquone — Non-Muscle Invasive Bladder Cancer
•	Signed a collaboration agreement with Allergan, Inc. (NYSE: AGN) on October 28, 2008.

•	Received $41.5 Million on November 5, 2008

•	Allergan to fund 65% of future development, Spectrum to fund 35%, as of January 1, 2009

•	Up to $304 Million in Clinical, Regulatory and Commercial Milestones

•	More than 650 patients enrolled to date in two Phase 3 trials.

•	More than 100 sites in the U.S. and Canada.
•	FUSILEV™
•	Launched August 15, 2008.

•	Supplemental NDA for colorectal cancer filed October 30, 2008.

•	Received unique, product-specific J-Code on November 3, 2008.
Conference Call
Spectrum Pharmaceuticals will host a conference call to discuss these financial results and pipeline update on:

Friday, November 7th, 2008 @ 12:00 p.m. Eastern/9:00 a.m. Pacific
Domestic:	800-561-2601	passcode 73359742
International:	617-614-3518	passcode 73359742

Audio replays will be available through November 14, 2008.
Domestic:	888-286-8010, passcode 80484232
International:	617-801-6888, passcode 80484232
About FUSILEV™ (levoleucovorin) for injection
FUSILEV, a novel folate analog, is available in 50-mg vials of freeze-dried powder. It is the pharmacologically active isomer of leucovorin. FUSILEV rescue is indicated after high-dose methotrexate therapy in osteosarcoma. FUSILEV is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV (levoleucovorin or (6S)-leucovorin) is the only commercially available formulation comprised only of the pharmacologically active isomer of leucovorin.
Important FUSILEV (levoleucovorin) for injection Safety Considerations
FUSILEV is contraindicated for patients who have had previous allergic reactions attributed to folic acid or folinic acid. Due to calcium content, no more than 16-mL (160-mg) of levoleucovorin solution should be injected intravenously per minute. FUSILEV enhances the toxicity of fluorouracil. Concomitant use of d,l-leucovorin with trimethoprim-sulfamethoxazole for pneumocystis carinii pneumonia in HIV patients was associated with increased rates of treatment failure in a placebo-controlled study. Allergic reactions were reported in patients receiving FUSILEV. Vomiting (38%), stomatitis (38%) and nausea (19%) were reported in patients receiving FUSILEV as rescue after high dose methotrexate therapy. FUSILEV may counteract the antiepileptic effect of phenobarbital, phenytoin and primidone, and increase the frequency of seizures in susceptible patients.
Full prescribing information can be found at www.fusilev.com.
About Spectrum Pharmaceuticals
We are a biopharmaceutical company that acquires, develops and commercializes a diversified portfolio of drug products, with a focus mainly on oncology and urology. Our strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for our approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in developing drugs and commercialization in our areas of focus; and, leveraging the expertise of partners around the world to assist us in the execution of our strategy. For more information, please visit our website at www.spectrumpharm.com.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, establishing a commercial organization for our approved drugs, continuing to build our team, leveraging the expertise of partners around the world to assist us in the execution of our strategy, receiving approval for the use of FUSILEV in colorectal cancer, that we plan to invest our cash cautiously and judiciously over the next years as we continue to build value in the company, the safety and efficacy of FUSILEV, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC. ™, TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
© 2008 Spectrum Pharmaceuticals, Inc. All Rights Reserved
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

			Nine Months Ended
	Quarter Ended September 30,		September 30,
	2008	2007	2008	2007

Revenues	$—	$3,250	$20,676	$7,625

Operating expenses:
Research and development	5,960	8,532	19,089	22,025
Selling, general and administrative	3,132	3,027	8,947	9,411

Total operating expenses	9,092	11,559	28,036	31,436

Loss from operations	(9,092)	(8,309)	(7,360)	(23,811)
Other income, net	276	927	556	2,259
Net loss before minority interest in consolidated subsidiary	(8,816)	(7,382)	(6,804)	(21,552)
Minority interest in net loss of consolidated subsidiary	—	—	—	20

Net loss	$(8,816)	$(7,382)	$(6,804)	$(21,532)

Basic and diluted net loss per share	$(0.28)	$(0.24)	$(0.22)	$(0.76)

Basic and diluted weighted average common shares outstanding	31,538,023	31,034,241	31,424,358	28,276,992

Summary Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2008	2007

Cash, cash equivalents and marketable securities	$51,636	$55,659
Accounts receivable, net	186	191
Inventory	1,446	—
Other current assets	254	762

Total current assets	53,522	56,612
Property and equipment, net and other assets	1,776	928

Total assets	$55,298	$57,540

Total liabilities	$8,960	$8,791
Stockholders’ equity	46,338	48,749

Total liabilities and stockholders’ equity	$55,298	$57,540

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI